                         IAT REINSURANCE SYNDICATE LTD.
                            (INCORPORATED IN BERMUDA)
                      NON-CONSOLIDATED FINANCIAL STATEMENTS
                       FOR THE PERIOD FROM JANUARY 1, 1998
                                TO MARCH 31, 1998
                                    UNAUDITED
                                     "Copy"

IAT REINSURANCE SYNDICATE LTD.
NON-CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 1998 AND DECEMBER 31, 1997
UNAUDITED
(Expressed in U.S. Dollars)

-------------------------------------------------------------------------------------------------
                                                                     March 31,       December 31,
                                                                       1998              1997
                                                                        $                 $
-------------------------------------------------------------------------------------------------

 ASSETS
 Cash and cash equivalents                                           10,237,947          294,948
 Investments (note 3):
      Equity securities at market value (cost: $80,268,901;
          1997 - $80,873,808)                                       269,246,952      253,418,475
      Fixed maturity investments at amortized cost
          (market value: $1,753,041; 1997 - $1,753,041)               1,054,146          982,028
 Insurance balances receivable                                          127,917          127,917
 Investment income receivable                                         5,881,301        5,458,781
 Other investments (note 4)                                           2,343,243        2,343,243
 Amounts due from related parties (note 5)                            3,600,000        3,600,000
 Funds withheld                                                          48,268           56,009
 Prepaid expense                                                         50,000            5,040
 Investment in subsidiary (note 15)                                   4,000,000        4,000,000
                                                               ----------------------------------

                                                                    296,589,774      270,286,441
                                                               ==================================

 LIABILITIES
 Accounts payable and accrued liabilities                                73,925           80,760
 Loan from shareholder (note 15)                                              0        8,000,000
 Loan from subsidiary (note 16)                                               0        1,500,000
 Provision for losses and loss expenses                               6,481,365        6,525,346
 Dividends payable (note 7)                                           2,875,144        2,875,144
                                                               ----------------------------------

                                                                      9,430,434       18,981,250
                                                               ----------------------------------

 SHAREHOLDERS' EQUITY
 Capital stock (note 7)                                                 120,005          120,005
 Contributed surplus                                                 11,051,603       11,051,603
 Unrealized appreciation on equity securities                       188,978,051      172,544,667
 Retained earnings                                                   87,009,681       67,588,916
                                                               ----------------------------------

                                                                    287,159,340      251,305,191
                                                               ----------------------------------

                                                                    296,589,774      270,286,441
                                                               ==================================

IAT REINSURANCE SYNDICATE LTD.
NON-CONSOLIDATED STATEMENTS OF EARNINGS AND RETAINED EARNINGS
FOR THE PERIOD FROM JANUARY 1, 1998 TO MARCH 31, 1998
AND THE PERIOD FROM JANUARY 1, 1997 TO MARCH 31, 1997
UNAUDITED
(Expressed in U.S. Dollars)

---------------------------------------------------------------------------------------------
                                                                      1998            1997
                                                                        $               $
---------------------------------------------------------------------------------------------

 UNDERWRITING INCOME
 Gross premiums written (returned)                                   (10,034)          5,983
                                                             --------------------------------

 UNDERWRITING EXPENSES
 Losses and loss expenses paid                                        21,932          43,496
 Change in provision for losses and loss expenses                    (43,983)        (34,924)
 Commission and brokerage adjustments                                   (515)            963
 Letter of credit charges                                                780           1,100
                                                             --------------------------------

                                                                     (21,786)         10,635
                                                             --------------------------------

 NET UNDERWRITING PROFIT (loss)                                       11,752          (4,652)

 Investment income (note 8)                                        2,225,858         339,122
 Net gain on sale of investments                                  17,302,160       3,280,065
 General and administrative expenses                                (164,005)       (148,726)
                                                             --------------------------------

 EARNINGS FOR THE PERIOD - BEFORE TAX                             19,375,765       3,465,809

 Income Tax Expense (note 11)                                        (45,000)              0
                                                             --------------------------------

 NET EARNINGS FOR THE PERIOD                                      19,420,765       3,465,809

 RETAINED EARNINGS - BEGINNING OF PERIOD                          67,588,916      31,659,879
                                                             --------------------------------

 RETAINED EARNINGS - END OF PERIOD                                87,009,681      35,125,688
                                                             ================================

IAT REINSURANCE SYNDICATE LTD.
NON-CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 1, 1998 TO MARCH 31, 1998
UNAUDITED
(Expressed in U.S. Dollars)

------------------------------------------------------------------------------
                                                                      $
------------------------------------------------------------------------------

 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net earnings for the period                                       19,420,765
 Adjustments to reconcile net earnings to net
     cash provided by operating activities:
      Gain on sale of investments                                 (17,302,160)
      Amortization of discount on investments                         (72,118)
 Change in assets and liabilities:
      Investment income receivable                                   (422,520)
      Funds withheld                                                    7,741
      Prepaid expenses                                                (44,960)
      Accounts payable and accrued liabilities                         (6,835)
      Provision for losses and loss expenses                          (43,981)
                                                              ----------------
 Net cash provided by operating activities                          1,535,932
                                                              ----------------

 CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of equities                                                (14,992)
 Proceeds from sales of equities                                   17,922,059
                                                              ----------------
 Cash provided by (used in) investing activities                   17,907,067
                                                              ----------------

 CASH FLOWS FROM FINANCING ACTIVITIES:
 Loan from subsidiary                                              (1,500,000)
 Loan from shareholder                                             (8,000,000)
                                                              ----------------
 Cash provided by (used in) financing activities                   (9,500,000)
                                                              ----------------

 INCREASE IN CASH AND CASH EQUIVALENTS                              9,942,999
 CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                      294,948
                                                              ----------------
 CASH AND CASH EQUIVALENTS - END OF PERIOD                         10,237,947
                                                              ================

 Supplemental disclosure of cash flow information:
 Cash received during the period for taxes                             45,000
                                                              ================

                 The accompanying notes are an integral part of
                  these non-consolidated financial statements.

IAT REINSURANCE SYNDICATE LTD.
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 1998 TO MARCH 31, 1998
UNAUDITED
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------


1.       OPERATIONS

         The Company was incorporated on June 6, 1991 under the laws of Bermuda. The Company is managed in Bermuda by J&H Marsh & McLennan Management (Bermuda) Ltd. and is registered as a Class 3 insurer under The Insurance Act 1978 (Bermuda), amendments thereto and related regulations ("the Act"). Effective September 30, 1991, the Company assumed the assets and liabilities and insurance business of IAT Syndicate, Inc. ("the Syndicate"), a former member of the New York Insurance Exchange ("the Exchange"). The insurance business written by the Syndicate consisted of non-related property and casualty policies from February 1986 until its petition for voluntary withdrawal from the Exchange in December 1987, which was approved in November 1988. As a result, all of the insurance business previously assumed by the Company is in run-off.

2.       SIGNIFICANT ACCOUNTING POLICIES

         These financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America with the exception of note 2(h). The Company's significant accounting policies are:

         a)       Premiums written

                  Premiums written, adjustments for the return of premium overpayments and retrospective premium adjustments are based on information provided by the ceding company, and are recorded and earned by the Company as reported. Reinsurance premiums ceded, that are determined retrospectively based on claims experience, are recorded as paid.

         b)       Investments

                  The Company's investments in equity securities have been classified as "securities available for sale", and are therefore reported at market value with the unrealized appreciation or depreciation on the investments reported as a separate component of shareholders' equity. The Company's investments in bonds have been classified as "held to maturity", as the Company has the positive intent and ability to hold the debt securities to maturity, and are therefore reported at amortized cost.

                  Investment income is recognized when earned and includes the amortization of premium and discount on investments and is stated net of investment management fees. Realized gains and losses on sales are determined by specific identification.

IAT REINSURANCE SYNDICATE LTD.
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE PERIOD FROM JANUARY 1, 1998 TO MARCH 31, 1998
UNAUDITED
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------


2.       SIGNIFICANT ACCOUNTING POLICIES (continued)

         c)       Other investments

                  Other investments are carried at cost, unless it is determined that there is a permanent diminution in value, at which time investments are written down to the estimated realizable value, which becomes the new cost basis.

         d)       Losses and loss expenses

                  The provision for losses and loss expenses, which includes a provision for losses incurred but not reported and loss adjustment expenses, represents amounts reported by ceding companies and the estimates of management based upon an independent actuarial study. The Company believes that the provision for losses and loss expenses is adequate to cover the ultimate net cost of losses incurred; however, because of the short length of time the Syndicate wrote business, the estimates are primarily based on the experience of other entities writing similar lines of insurance and upon an actuarial study prepared by independent actuaries, using the latest available information. These estimates require assumptions and projections as to future events, and ultimate losses may vary significantly from amounts reflected in the accompanying financial statements. The methods of making such estimates are continually reviewed and updated by the Company and any adjustments resulting therefrom are reflected in earnings when they become known.

         e)       Statement of cash flows

                  For purposes of the statement of cash flows, cash equivalents include highly-liquid investments with a maturity of under three months at the date of purchase.

         f)       Use of estimates

                  The preparation of financial statements in accordance with generally accepted accounting principles, requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as at the date of the financial statements. Estimates also affect the reported amounts of income and expenses for the reporting period. Actual results could differ from those estimates.

         g)       Investment in subsidiary

                  This is accounted for at cost.

IAT REINSURANCE SYNDICATE LTD.
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE PERIOD FROM JANUARY 1, 1998 TO MARCH 31, 1998
UNAUDITED
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------


3.       INVESTMENTS

         The cost (amortized cost for fixed maturity investments), market value and related unrealized gains (losses) of investments are as follows:

                                                       Cost/           Gross           Gross
                                                     Amortized      Unrealized      Unrealized        Market
                                                       Cost            Gains          Losses           Value
                                                         $               $               $               $
                                                  ----------------------------------------------------------------
          March 31, 1998

          Fixed maturities (held to maturity
            and carried at amortized cost):

          Corporate                                     1,054,146         698,895       0           1,753,041
                                                  ================================================================

          Equity securities (available for sale
               and carried at market value)            80,268,901     188,978,051       0         269,246,952
                                                  ================================================================


         Proceeds from the sale and redemption of available for sale investments for the period from January 1, 1998 to March 31, 1998 was $17,922,059. Gross gains of $17,302,160 and gross losses of $Nil were realized on these sales.

         The amortized cost and market value of debt securities as of March 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  Amortized        Market
                                                    Cost            Value
                                                      $               $
                                               --------------------------------

         Due 0 through 5 years                    1,054,146       1,753,041
                                               ================================

         The estimated fair value of the investments approximate their market values.

IAT REINSURANCE SYNDICATE LTD.
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE PERIOD FROM JANUARY 1, 1998 TO MARCH 31, 1998
UNAUDITED
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------



4.       OTHER INVESTMENTS

         Other investments comprise:
                                                                    $
                                                              ---------------

         Mortgage receivable (note 4a)                                     1
         Aviation Inc. (note 4b)                                     821,534
         Winery (note 4c)                                            153,456
         Griffin & Howe Mortgage (note 4d)                         1,285,045
         Other                                                        83,207
                                                              ---------------

                                                                   2,343,243
                                                              ===============

         a) A mortgage receivable of $1,280,500 was assumed by the Company on incorporation (note 1). The mortgage was subsequently deemed uncollectible and written down to a nominal amount of $1. In addition, during 1994 the Company assumed a second mortgage receivable of $70,000. During the year ended December 31, 1996 $70,000 was received in full repayment of the debt.

         b) During 1992, the Company purchased one-third of a 12 1/2% interest in Aviation Inc., which owns an aircraft which is used by the majority shareholder. During 1997 and 1996 the Company contributed an additional $70,000 and $352,774 to Aviation Inc. respectively.

         c) During the years ended December 31, 1997 and 1996 the Company increased its investment in a winery by $91,896 and $61,560, respectively.

         d) During 1997 and 1996 the Company assumed mortgages receivable of $944,045 and $341,000 with Griffin & Howe.

         The directors are of the opinion that the fair value of these investments is at least equal to their carrying value.

IAT REINSURANCE SYNDICATE LTD.
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE PERIOD FROM JANUARY 1, 1998 TO MARCH 31, 1998
UNAUDITED
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------


5.       AMOUNTS DUE FROM RELATED PARTIES

                                                                    $
                                                              --------------

                  Note receivable (note 5a)                         700,000
                  Loan to Spear, Leeds & Kellogg
                      ("SLK") (note 5b)                           2,900,000
                                                              --------------

                                                                  3,600,000
                                                              ==============

         a) The Company loaned $705,075 to a related party for the purchase of a seat on the New York Insurance Exchange. During the years ended December 31, 1997 and 1996 repayment of $Nil and $5,075 were received. Interest on this loan is payable monthly and is calculated based on an amount equal to the average of the monthly rate of the last 3 membership leases, as provided by the Exchange, as of the last day of each month. The loan is repayable on demand. The interest earned by the Company equated to approximately 24% and 20% in 1997 and 1996, respectively.

         b) During the year ended December 31, 1997 the Company entered into a Cash Subordinated Agreement to lend SLK $2,900,000 bearing interest at 8%. Interest of $58,000 has been included in investment income for the period from January 1, 1998 to March 31, 1998.

6.       LOAN PAYABLE

         The Company has a line of credit from one of its investment managers. The total amount available to the Company under this credit facility is $11,000,000, of which $Nil had been drawn down as of March 31, 1998. The amount borrowed bears interest at the United States Federal Fund Rate plus 1 1/4% and is repayable on demand. The Company paid interest at the effective rates of Nil% for the period from January 1, 1998 to March 31, 1998. The Company's portfolio of equity securities held with this investment manager of $6,363,750 at March 31, 1998 are restricted by an amount equivalent to the amount drawn down at any point in time as collateral for the loan.

IAT REINSURANCE SYNDICATE LTD.
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE PERIOD FROM JANUARY 1, 1998 TO MARCH 31, 1998
UNAUDITED
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------


7.       CAPITAL STOCK

                                                                          Class 'A'     Class 'B'        Total
                                                                           Shares         Shares
                                                                              $             $              $
                                                                        -------------------------------------------
          Authorized, issued and outstanding
               130,005 shares of a par value of $1.00 each                    100,005         30,000       130,005

          Less: Treasury Stock, 10,000 shares                                       0        (10,000)      (10,000)
                                                                        -------------------------------------------

                                                                              100,005         20,000       120,005
                                                                        ===========================================

         The Class A voting preferred shares are cumulative preference shares entitled to dividends at the rate of $5 per annum per share which are payable annually on April 1, of each year. At March 31, 1998 preferred dividends of $2,875,144 are unpaid and have not been declared by the board of directors. Such dividends on Class A shares shall be cumulative so that if, for any dividend period, cash dividends have not been declared and paid or set apart for payment on the Class A shares outstanding, the deficiency shall be declared and paid or set apart for any payment before any dividend or other distribution. In the event of a dissolution of the Company, the holders of the Class A shares shall be entitled to the full par value plus dividends accumulated and unpaid to that date, with the remaining assets distributable pro-rata among the Class B shareholders. The holders of Class B shares are not entitled to a vote.

8.       INVESTMENT INCOME

         Investment income comprises:
                                                                       $
                                                                 ---------------

         Investment income (note 8a)                                  1,855,635
         Income from SLK Limited Partnership (note 8b)                        0
                                                                 ---------------

                                                                      1,855,635
                                                                 ===============

         a) Investment income is net of investment manager fees of $2,019 for the period from January 1, 1998 to March 31, 1998.

         b) Under the terms of the Secured Demand Note (note 14), IAT is entitled to 1/120 of the income of SLK. One of the Company's shareholders is a partner in the SLK Limited Partnership.

IAT REINSURANCE SYNDICATE LTD.
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE PERIOD FROM JANUARY 1, 1998 TO MARCH 31, 1998
UNAUDITED
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------



9.       RELATED PARTY TRANSACTIONS

         Related party transactions not disclosed elsewhere in these financial statements comprise:

         During the period from January 1, 1998 to March 31, 1998 the Company paid various expenses amounting to $72,137 on behalf of a shareholder.

10.      REINSURANCE

         As part of the assumption of business described in note 1, the Company obtained commercial reinsurance in order to limit its retained risks. Reinsurance contracts do not relieve the Company from its obligation to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company. The Company evaluates the financial condition of its reinsurers and provides for any amounts where the recovery is considered doubtful.

11.      TAXATION

         Bermuda presently imposes no income, withholding or capital gains taxes. Additionally the Company is exempted until March 2016 from any such taxes to be imposed in the future pursuant to the Bermuda Exempted Undertakings Tax Protection Act 1966, Amendment Act 1987.

         The Company has elected to be taxed as a United States corporation under IRC Section 953(d) and has filed with the Internal Revenue Service ("IRS") an application for recognition of exemption from Federal Income Tax.

         The IRS has ruled that the Company is exempt from Federal Income Tax under IRC Section 501 (c)(15) for all tax years where net premiums written are less than $350,000.

         The Company does pay Federal Income taxes on other business income. The full amount of tax expense for the 1997 year is current and has been paid.

12.      LETTERS OF CREDIT

         As of March 31, 1998, one of the Company's investment managers issued letters of credit totaling $721,777 which are secured by an equal amount of equity securities held by the manager.

IAT REINSURANCE SYNDICATE LTD.
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE PERIOD FROM JANUARY 1, 1998 TO MARCH 31, 1998
UNAUDITED
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------


13.      STATUTORY FINANCIAL DATA

         Under The Act, the Company is required to prepare and file Statutory Financial Statements and a Statutory Financial Return. The Act also requires the Company to maintain certain measures of solvency and liquidity.

         The Company's Statutory Capital and Surplus, net of the $73,000,000 commitment for 1998, discussed in note 14, and the minimum required by the Act were as follows:

                                                                $
                                                         ----------------

         Statutory Capital and Surplus                       213,739,117
                                                         ================

         Minimum statutory capital and
           surplus required by the Act                         1,000,000
                                                         ================

         Accordingly as of March 31, 1998, $879,995 respectively of retained earnings and contributed surplus are not available for distribution to shareholders.

14.      COMMITMENTS

         The Company entered into a Secured Demand Note agreement with SLK in 1993, to lend SLK a minimum of $10,000,000 on demand, either in cash or in Equity Securities. During the years ended December 31, 1995 and 1997 the Company entered into secured demand note agreements with SLK to lend a further $30,000,000 and $30,000,000 respectively. As of March 31, 1998, the Company had given SLK a collateral interest in a portfolio of Equity Securities with a total market value of $132,442,409 as security for the commitment under the note. The loan commitment initially extended to February 28, 1997 and was renewed for a further period of one year. The loan commitment is renewable annually thereafter. The Company receives an annual fee of 4% for the unused commitment. Commitment fee income of $700,000 is included in investment income for 1998. As of March 31, 1998 no drawdown on this facility has been made.

         During the year ended December 31, 1997 the Company entered into a Secured Demand Note agreement with Bocklet & Company ("Bocklet") to lend Bocklet a minimum of $2,000,000 on demand, either in cash or Equity Securities. As of March 31, 1998 the Company had given Bocklet a collateral interest in a portfolio of Equity Securities with a total market value of $3,622,500, as security for the commitment under the note. The Company receives an annual fee of 5% for the unused commitment. Commitment fee income of $25,000 is included in investment income for 1998. As of March 31, 1998 no drawdown on this facility has been made.

IAT REINSURANCE SYNDICATE LTD.
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE PERIOD FROM JANUARY 1, 1998 TO MARCH 31, 1998
UNAUDITED
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------



14.      COMMITMENTS (continued)

         During the year ended December 31, 1997 the Company entered into a Secured Demand Note agreement with Lyden, Dolan, Nick & Co., LLC ("Lyden") to lend Lyden a minimum of $1,000,000 on demand, either in cash or Equity Securities. As of March 31, 1998 the Company had given Lyden a collateral interest in a portfolio of Equity securities with a total market value of $1,811,250 as security for the commitment under the note. The Company receives an annual fee of 5% for the unused commitment. Commitment fee income of $12,500 is included in investment income for 1998. As of March 31, 1998 no drawdown on this facility has been made.

         Under the terms of the Company's Secured Demand Note collateral agreements, the Company has the right to withdraw collateral to the extent that the value of the remaining collateral equals the outstanding facility.

15.      ACQUISITION OF SUBSIDIARY

         On December 27, 1996 the Company acquired 100% of the share capital of MML Reinsurance (Bermuda) Ltd. The acquisition, which cost $8 million was financed by means of a loan from a shareholder in the amount of $8 million. The loan bears interest at 0% and is repayable on demand. During the period from January 1, 1998 to March 31, 1998 this shareholder loan was repaid. During the year ended December 31, 1997 the investment in subsidiary was reduced by a capital dividend of $4,000,000 which was declared and paid by MML Reinsurance (Bermuda) Ltd. to the Company.

16.      LOAN FROM SUBSIDIARY

         During the period from January 1, 1998 to March 31, 1998 the Company repaid an advance of $1,500,000 from its subsidiary MML Reinsurance (Bermuda) Ltd. This loan was interest free and repayable on demand.